Exhibit 99.1

NEWS RELEASE

DEL MONTE FOODS COMPANY ANNOUNCES TENDER

OFFER AND CONSENT SOLICITATION

SAN FRANCISCO, September 17, 2009 — Del Monte Foods Company (NYSE: DLM) announced today that its wholly owned subsidiary Del Monte Corporation (“Del Monte”) has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $450 million aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2012 (CUSIP No. 245217AM6) (the “Notes”). The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated September 17, 2009 (the “Offer to Purchase”). The Offer will expire at 11:59 p.m., New York City time, on Thursday, October 15, 2009 unless extended (the “Expiration Date”).

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on Wednesday, September 30, 2009, unless extended (the “Consent Payment Deadline”), shall receive the total consideration equal to $1,031.25 per $1,000 principal amount of the Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Payment Deadline and accepted for purchase could receive payment as early as October 1, 2009.

Holders who validly tender their Notes after the Consent Payment Deadline but on or prior to the Expiration Date shall receive the tender offer consideration equal to $1,001.25 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Consent Payment Deadline will not receive a consent payment.

Following receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes, Del Monte will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn upon the earlier of (i) 5:00 p.m., New York City time, on Wednesday, September 30, 2009 and (ii) execution of the supplemental indenture.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the required consents to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, and (ii) the receipt by Del Monte of net proceeds from a new debt financing on terms acceptable to Del Monte that, when combined with up to $40 million of other available funds, will aggregate to an amount that is sufficient to pay the total consideration (including the consent payment) in respect of all notes (regardless of whether tendered) plus estimated fees and expenses relating to the Offer, as more fully described in the Offer to Purchase.

Del Monte has engaged BofA Merrill Lynch and Barclays Capital as joint Dealer Managers and Solicitation Agents for the Offer. Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect) or Barclays Capital at (800) 438-3242 (toll free) or (212) 528-7581 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 470-4500 (toll free) or (212) 430-3774 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Company Information and Forward Looking Statements

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3.6 billion in net sales in fiscal 2009. With a powerful portfolio of brands including Del Monte®, S&W®, Contadina®, College Inn®, Meow Mix® , Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in eight out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.™

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and Del Monte Foods Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Time, Consent Time and possible completion of the Offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Del Monte Foods Company does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.

CONTACTS:
	Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison/Katherine Husseini Del Monte Foods (415) 247-3382 investor.relations@delmonte.com

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